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                                                                     Exhibit 5.1

                   [Letterhead of Donald F. McLellan, Esq.]


                                 May 16, 2000

Motorola, Inc.
1303 East Algonquin Road
Schaumburg, Illinois  60196

Ladies and Gentlemen:

          I refer to the Registration Statement on Form S-8 (the "Registration Statement") of Motorola, Inc., a Delaware corporation (the "Company"), filed on May 15, 2000 with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Securities Act"). The Registration Statement relates to up to 95,449 shares of the Company's Common Stock, $3 par value per share (including the associated preferred stock purchase rights, the "Shares"), which are to be issued from time to time by the Company in connection with the exercise of stock options granted under the C-Port Corporation 1997 Stock Incentive Plan (the "Plan") assumed by the Company in connection with the merger on May 9, 2000 of CP Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of the Company ("Merger Sub"), with and into C-Port Corporation, a Delaware corporation ("C-Port"), pursuant to the Agreement and Plan of Merger dated as of February 17, 2000 by and among C-Port, the Company and Merger Sub.

          On February 29, 2000, the Company declared a 3-for-1 stock split in the form of a stock dividend payable on June 1, 2000 to holders of the Company's Common Stock of record on May 15, 2000. The Registration Statement will be deemed to cover, pursuant to Rule 416 under the Securities Act, 286,347 shares of the Company's Common Stock (including the associated stock purchase rights) to give effect to the stock split, and for purposes of this opinion letter the term "Shares" shall refer to such higher number covered by the Registration Statement.

          I have examined and am familiar with (i) the Company's Restated Certificate of Incorporation, as amended, (ii) the Company's By-Laws, as amended, and (iii) the corporate proceedings relating to the Registration Statement. Upon the basis of the foregoing, and having satisfied myself as to such other matters of law and fact as I consider relevant for the purposes of this opinion, I advise you that, in my opinion, upon the exercise of the stock options referred to above, the Shares will have been validly issued, fully paid and non-assessable.

          The foregoing opinion is limited to the General Corporation Law of the State of Delaware. I express no opinion herein as to any other laws, statutes, regulations or ordinances.

          I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of my name in the Registration Statement under the caption "Interests of Named Experts and Counsel." In giving this consent, I do not admit that I am within the category of persons whose consent is required by Section 7 of the Securities Act.

                                             Very truly yours,

                                             /s/ Donald F. McLellan
                                             Donald F. McLellan, Esq.
                                             Vice President,Transactions
                                             Motorola, Inc.